EXHIBIT 6


                             STOCKHOLDER AGREEMENT

         This STOCKHOLDER AGREEMENT (this "Agreement"), is made and entered into as of February 28, 2000, by and among BHR North America, Inc., a Delaware corporation ("Purchaser"), Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), and United/Harvey Holdings, L.P., a Delaware limited partnership (the "Stockholder").

                                    RECITALS

         A. Parent, Purchaser and Bristol Hotels & Resorts, a Delaware corporation ("BHR" or the "Company") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser will merge with and into BHR (the "Merger") and each issued and outstanding share of BHR Common Stock (each, a "BHR Common Share"), other than BHR Common Shares held by Affiliates of Purchaser, will be converted into the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement.

         B. As of the date hereof, the Stockholder owns of record 7,065,436 BHR Common Shares (such BHR Common Shares, together with any other BHR Common Shares or other voting securities or securities convertible into voting securities of BHR acquired by the Stockholder from the date hereof (by purchase or otherwise) through the Offer Completion Date in accordance with the terms of this Agreement are collectively referred to herein as the Stockholder's "Subject Shares").

         C. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Tender of Shares. Not later than the fifth Business Day after commencement of the Offer, the Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer all of its Subject Shares. In the event, notwithstanding the provisions of the preceding sentence of this Section 1, any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement during the Term. The Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the Subject Shares in the Offer is subject to all the terms and conditions of the Offer. Notwithstanding any other provisions of this Agreement, the obligations of the Stockholder under this Section 1 will terminate without further action upon expiration of the Term.

         2. Agreement to Vote Shares. During the Term, at any meeting of the stockholders of BHR called to consider and vote upon the approval and adoption of the Merger Agreement, the Merger, any actions related thereto or any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the approval and adoption of

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the Merger Agreement, the Merger, any actions related thereto or any Adverse
Proposal by written consent of the stockholders of BHR, the Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Stockholder's Subject Shares in favor of the approval and adoption of the Merger Agreement and the Merger and against any Adverse Proposal. For purposes of this Agreement, (a) the term "Term" means the period commencing on the date hereof and ending as of the earliest of (i) the Effective Time, (ii) the purchase by Purchaser of the Subject Shares pursuant to the Offer, and (iii) the termination of the Merger Agreement in accordance with its terms, and (b) the term "Adverse Proposal" means any (i) Company Takeover Proposal, (ii) proposal by any Person other than Parent or Purchaser to change the composition of a majority of the Board of Directors of BHR, (iii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, or (iv) corporate action the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement.

         3. Irrevocable Proxy. The Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, the Stockholder hereby irrevocably and unconditionally grants a proxy during the Term appointing Purchaser as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder's name, to vote, express consent or dissent or otherwise to utilize such voting power in the manner contemplated by
Section 2 above as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Subject Shares. The proxy granted by the Stockholder pursuant to this Section 3 is irrevocable during the Term and is granted in consideration of Parent and Purchaser entering into the Merger Agreement and incurring certain related fees and expenses. The Stockholder shall perform such further acts and execute such further documents as may be required to vest in Purchaser the sole power to vote the Subject Shares during the term of the proxy granted herein.

         4. Certain Representations, Warranties and Covenants of the Stockholder. The Stockholder represents, warrants and covenants to Parent as follows:

         (a) Ownership. The Stockholder is the sole record and beneficial owner of 7,065,436 BHR Common Shares, free and clear of any Lien and any other limitation or restrictions (including any restriction on the right to vote or otherwise dispose of the Subject Shares, other that those created hereby or by the BHR Stockholder Agreement), and has full and unrestricted power to vote such shares. The Stockholder does not own any securities of BHR on the date of this Agreement other than 7,065,436 BHR Common Shares. None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Subject Shares. From the date of this Agreement to the Offer Completion Date, the Stockholder will be the sole record and beneficial owner of 7,065,436 BHR Common Shares and will have full and unrestricted power to vote such shares.

         (b) Due Authorization. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the

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Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         (c) No Conflicts. The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, require notice to or the consent of any Person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on the Stockholder, or result in the creation of any Lien on the Subject Shares, other than any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (a) impair the ability of the Stockholder to perform the Stockholder's obligations under this Agreement or (b) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

         (d) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

         (e) Non-Interference. The Stockholder will not (i) grant any proxies or powers of attorney with respect to any of the Stockholder's Subject Shares,
(ii) deposit any of the Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to the Stockholder's Subject Shares,
(iii) voluntarily take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing the Stockholder from performing its obligations under this Agreement, or (iv) sell, assign, transfer, encumber, mortgage, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, mortgage or other disposition of, any Subject Shares or any options, warrants or other rights to acquire BHR Common Shares or other voting securities of BHR during the Term. The Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, mortgage, or other disposition or any such contract, option or other arrangement or understanding, and agrees to notify Parent promptly if the Stockholder is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and to provide to Parent in reasonable detail the material terms of any proposal received by the Stockholder.

         (f) Survival. The Stockholder's representations and warranties set forth in this Section 3 will survive the Effective Time for one year after the date of this Agreement.

         5. Indemnification. Regardless of whether the transactions contemplated by the Merger Agreement are consummated, during and after the

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Term, Parent will indemnify, defend and hold harmless the Stockholder to the fullest extent permitted by law against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) and all expenses (including without limitation reasonable attorneys' fees), costs and obligations paid or incurred (a "Loss") in connection with investigating, defending, participating in or preparing to defend any Claim; provided, that Parent shall not be obligated to indemnify the Stockholder under this Section for any claim, liability or expense arising from (i) the bad faith or gross negligence of the Stockholder, (ii) a breach by the Stockholder of any representation, warranty, covenant or agreement contained in this Stockholder Agreement, or (iii) the breach by such Stockholder of the Securities Exchange Act of 1933, the Securities Act of 1934 or any rules or regulations promulgated thereunder. The Stockholder agrees to notify Purchaser promptly after the receipt by the Stockholder of written notice of any such suit, action or proceeding, or any threat thereof, and Parent shall be entitled to assume the defense thereof at its own expense and through counsel selected by it. For purposes of this Agreement, "Claim" means any threatened or pending action, suit or proceeding brought by or on behalf of a stockholder of the Company (including any derivative action brought by any such stockholder on behalf of the Company), alleging damage by reason of the Stockholder having entered into this Agreement. Notwithstanding any other provision hereof, the termination of this Agreement or the Merger Agreement or the expiration of the Term will not limit, extinguish or otherwise affect Parent's obligations under this Section 4.

         6. No Solicitation. The Stockholder covenants and agrees that it will not directly or indirectly (i) solicit, initiate or take action that could reasonably be expected to encourage (or authorize any Person to solicit, initiate or take any action that could reasonably be expected to encourage) any Company Takeover Proposal or (ii) participate in any discussion or negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other Person to do so or seek any of the foregoing. The Stockholder shall promptly advise Purchaser of the material terms of any communications it may receive relating to any of the foregoing.

         7. Miscellaneous.

         (a) Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the performance of its obligations hereunder.

         (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid against the other parties only if set forth in an instrument in writing signed on behalf of each such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior

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agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties any rights or remedies.

         (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of laws principles thereof.

         (f) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholder, to the address set forth on the signature page hereto or, in the case of Parent or Purchaser, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

                         If to Parent or Purchaser, to:

                             c/o Bass Hotels & Resorts
                             Three Ravinia Drive
                             Suite 2900
                             Atlanta, Georgia 30346
                             Attention: James L. Kacena
                             Telecopy:  (770) 604-2378

                             with a copy to:

                             Davis Polk & Wardwell
                             450 Lexington Avenue
                             New York, New York 10017
                             Attention: Paul R. Kingsley
                             Telecopy: (212) 450-4800

         (g) Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such breach would cause the other parties hereto to sustain damages for which they would not have an adequate remedy at law for money damages. It is accordingly agreed that each party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or in any Delaware state court in the event any

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dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) Exclusive Remedy. If the Stockholder fails to perform any covenant to be performed by it under this Agreement, and if, pursuant to Section 7.5 of the Merger Agreement, the Company Termination Fee is paid to Parent by BHR, such Company Termination Fee will constitute liquidated damages and will be Parent's sole and exclusive remedy for any breach by the Stockholder of any of its representations, warranties or covenants under this Agreement.

         (j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

         (k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

         (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (m) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         (n) Defined Terms. Capitalized terms used herein that are not otherwise defined herein have the meanings set forth in the Merger Agreement.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed as of the day and year first written above.


                                     BASS PLC


                                     By: /s/ Andrew E. Macfarlane
                                         ---------------------------------------
                                             Andrew E. Macfarlane
                                             Attorney-in-fact


                                     BHR NORTH AMERICA, INC.


                                     By: /s/ Thomas Arasi
                                         ---------------------------------------
                                             Thomas Arasi
                                             President

                                     UNITED/HARVEY HOLDINGS, L.P.
                                     By: Hampstead Genpar, L.P.
                                           Its General Partner

                                          By: HH Genpar Partners
                                                Its General Partner

                                              By: Hampstead Associates, Inc.
                                                    Its Managing General Partner

                                                   By: /s/ Daniel A. Decker
                                                       -------------------------
                                                       Daniel A. Decker
                                                       Executive Vice
                                                       President


                                     Address:  United/Harvey Holdings, L.P.
                                                       2200 Ross Avenue
                                                       Suite 4200 West
                                                       Dallas, Texas 75201-6799
                                                       Attention:  Don McNamara
                                                       Telecopy:  (214) 220-4949

                                     With a copy to:

                                     Jones, Day, Reavis & Pogue
                                     599 Lexington Avenue
                                     New York, New York 10022
                                     Attention:  Robert A. Profusek
                                     Telecopy:  (212) 755-7306

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